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                                                                   Exhibit 23(a)


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We have issued our report dated November 22, 2002, (except for the sixth through the eighth paragraphs of Note 12, for which the date is December 24, 2002) accompanying the consolidated financial statements and schedule of Resource America, Inc. and subsidiaries included in the Annual Report on Form 10-K/A for the fiscal year ended September 30, 2002, which is incorporated by reference in this Registration Statement on Form S-8 for the Resource America, Inc. 1997 Non-Employee Director Deferred Stock and Deferred Compensation Plan. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.




Cleveland, Ohio
May 27, 2003